Exhibit 10.17

Agricultural Bank of China
Pattern Contract

Loan Agreement

November 2004

ABCS(2004)1001

Borrowing Contract

Contract No. NO42101200600009913

Borrower (full name): Wuhan Blower Co., Ltd.

Lender (full name): Agricultural Bank of China Wuhan Qingshan Branch

This contract is entered by and between the two parties above via negotiation pursuant to relevant laws and regulations of PRC.

Article 1: Loan

1. Type of loan: Short term floating capital loan

2. Purpose of loan: Purchase of raw material

3. Currency and sum of loan: RMB TEN MILLION YUAN

4. Loan period:

(1) See following table for loan period.

Release		Due
Date	Amount	Date	Amount
October 31st 2006	TEN MILLION YUAN	October 31st 2007	TEN MILLION YUAN

(Form attached due to insufficient rows is a component part of this contract.)

(2) In the case that the amount, release date and due date in this contract are not consistent with those in the loan certificate, the latter is seen as standard. The loan certificate is a component part of this contract and has equal legal effect with the contract.

(3) If the loan is in foreign currency, the borrower has to return the principal and interest in original currency on due.

5. Interest rate of loan

The interest rate is fixed according to first method below:

(1) Floating interest rate

The interest rate is 10% above benchmark rate, i.e. 6.732% annually. The benchmark rate for loan of five years and below is the RMB benchmark loan interest of the same period announced by People’s Bank of China; the benchmark rate for loan above five years is the RMB benchmark loan interest of the same period announced by People’s Bank of China plus ____ %.

The period for interest rate adjustment is three months. If the People’s Bank of China adjusts the benchmark interest rate from the corresponding day of the first month of the next period after the adjustment, the interest rate of the loan is calculated based on the new interest rate and method above without additional notice to the borrower. If the benchmark interest rate is adjusted on the same day as the loan release date or corresponding day of the first month of the interest rate adjustment, the new interest rate is adopted starting from the adjustment date. If there is no corresponding day for the loan adjustment, the last day of the month is deemed as the corresponding day of loan.

(2) Fixed interest rate

Interest rate of loan is _____ above/below benchmark rate, i.e. _____ annually, till the due date. The benchmark rate for a loan of five years and below is the RMB benchmark loan interest of the same period announced by People’s Bank of China; the benchmark rate for a loan above five years is the RMB benchmark loan interest of the same period announced by People’s Bank of China plus ____ %.

Foreign exchange loan interest rate is fixed according to _____ method below:

(1) Floating interest loan by ____ month(s) made up of _____ month(s) of (LIBOR / HIBOR) plus interest difference of ____%. LIBOR / HIBOR is the London / Hongkong interest rate of inter-bank lending interest rate of two working days before the interest calculation day corresponding period before announced by Reuters.

(2) Interest rate of loan is _____ % annually till the due date.

(3) Other methods: _______________________________________.

6. Interest settlement

Interest of the loan under this contract is settled by month (month/season), and the settlement day is the 20th of each month (each month/the last month of each quarter). The borrower shall pay the interest on the settlement day. If the last maturity day of loan principal is not on interest settlement day, the unpaid interest shall be settled together with the principal. (Daily interest rate = monthly interest rate/30)

Article 2: If following conditions are not met, the lender shall have the right to cancel the provision of loan under this contract:

1. The borrower opens a general savings account with the lender.

2. The borrower provides relevant documents and materials according to the requirement of the borrower and settles relevant procedures.

3. If the loan under this contract is a foreign exchange loan and the borrower has already handled approval, registration and other statutory procedures related to this contract are governed according to relevant regulations.

4. If the loan under this contract has a mortgage or pledge, the legal procedures such as registration and insurance have been handled according to the lender’s requirement, and the guarantee and insurance remains effective. If the loan under this contract has guarantee, the guarantee contract has been signed and has taken effect.

Article 3: Rights and responsibilities of the lender

1. The lender is entitled to learn the operation status, financial activities, inventory and use of the loan, etc., and require the borrower to provide documents, material and information, such as financial statement.

2. In the case of behaviors or situations of the borrower including but not limited to Sections 7, 8 and 10 of Article 4, the lender has the right to terminate the release of the loan or withdraw the loan in advance.

3. In the case of withdrawing the loan principal, interest, default interest, compound interest and other obligatory fees according to this contract or in advance, the lender can deduct from any account of the borrower.

4. If the amount paid back by the borrower is not enough to clear all amounts payable, the lender can choose to use the loan to cover the loan principal, interest, default interest, compound interest and other obligatory fees.

5. If the borrower fails to fulfill the responsibility to pay back the loan, the lender has the right to disclose such breach of contract to the public.

6. Release loan in full amount on schedule according to this contract to the borrower.

Article 4: Rights and responsibilities of the borrower

1. The borrower has the right to obtain and use the loan according to stipulation of the contract.

2. The borrower has the right to handle settlement and saving related to the loan under this contract via the account stipulated in Article 2 of this contract.

3. If the loan under this contract is a foreign exchange loan, the borrower shall handle approval, registration and other statutory procedures related to this contract according to relevant regulations.

4. The borrower shall return the principal and interest on time. If the borrower needs to extend the loan period, it shall submit a written application to the lender 15 days before the due date and sign a loan period extension contract once approved by the lender.

5. The borrower shall use the loan according to the purpose specified in this contract, and impropriation or embezzlement is prohibited.

6. The borrower shall provide the lender with an authentic, complete and valid financial statement and other relevant materials and information each month, and actively cooperate with the lender on supervision of its operation status, financial activities and use of the loan.

7. The lender shall be informed of activities of the borrower that are sufficient to cause change in liability relation or affect realization of lender’s credit right in advance, including contracting, renting, stock system reform, joint operation, merger, acquisition, split-off, joint venture, asset transfer, application for stop operation, application for disbandment, and application for bankruptcy, etc. Upon approval by the lender, the borrower shall carry out the responsibility for liquidation or liquidate debts in advance; otherwise, activities above shall be implemented.

8. Apart from activities above, the borrower shall also inform the lender in writing of other situations that may lead to significant unfavorable influence on fulfillment of responsibilities by the borrower, such as stop production, halt of business, registration cancellation, business license revocation, legal representative or main responsible person engaging in illegal activities and involved in serious lawsuit or arbitration, serious difficulty in operation and deterioration in financial conditions, and implement credit guarantee measures recognized by the lender.

9. The borrower shall also inform the lender in writing of its activities that may affect its capability to pay back the loan under this contract in advance, such as guarantee for liability of a third party or mortgaging its main asset to a third party, and the lender’s approval shall be obtained before such activities.

10. The borrower and its investors shall not withdraw or transfer the capital or transfer their stocks at discretion with the purpose of evading liability to the lender.

11. The borrower shall promptly inform the lender in writing of changes of its name, legal representative, residence and scope of business, etc.

12. In the case of stop production, halt of business, registration cancellation, business license revocation, bankruptcy or operation loss of the guarantor of the loan under this contract, thus leading to complete or partial loss of corresponding guarantee capability, or in the case of devaluation of collateral, pledge or pledged right, the borrower shall provide the lender with other guarantee measures recognized by the lender.

13. The lender shall bear various charges related to this contract and guarantee under this contract, such as lawyer services, insurance, transport, evaluation, registration, preservation, appraisal and notarization, etc.

Article 5: Payment repaid ahead of time

If the borrower intends to repay the loan ahead of time, the lender’s approval shall be obtained. If the lender approves, interest for the portion repaid ahead of time is calculated according to first method below:

1. Calculate according to loan period and interest rate stipulated in this contract.

2. Calculate according to actual loan period and interest rate stipulated in this contract plus _____%.

Article 6: Liability for breach of contract

1. If the lender fails to release the loan in full amount on schedule according to this contract to the borrower, which incurs loss to the borrower, the lender shall pay penalty for breach of contract to the borrower based on the amount of breach and days delayed. The penalty for breach of contract is calculated in the same way as the calculation of interest in the case of delayed repayment.

2. If the borrower fails to pay back the loan principal according to the period specified in this contract, the lender will collect default interest starting from the date of delay of payment according to the interest rate of loan stipulated in this contract with 50 % plus until the principal and interest are paid off. During the delayed period in the case of RMB loan, if the People’s Bank of China raises the benchmark interest rate of RMB loan, the default interest rate will be raised on the same day accordingly.

3. If the borrower fails to use the loan according to the purpose specified in this contract, the lender will collect a fine for breach of contract starting from the date of breach according to the interest rate of loan stipulated in this contract with 100 % plus until the principal and interest are paid off. During this period in the case of RMB loan, if the People’s Bank of China raises the benchmark interest rate of RMB loan, the default interest rate will be raised on the same day accordingly.

4. For payable interest that is not paid, the lender will collect compound interest according to regulations issued by the People’s Bank of China.

5. If the borrower fails to bear the responsibility under this contract, the lender has the right to require the borrower to correct the behaviors of the breach, terminate the release of loan, withdraw the released loan in advance, announce that other loan contracts between the lender and borrower are due immediately, or take other asset guarantee measures.

6. For all actions taken by any guarantor under this contract going against the responsibility specified in the guarantee contract, the lender has the right to terminate the release of loan, withdraw the released loan in advance, or take other asset guarantee measures.

7. If the borrower breaches the contract and thus the lender has to realize its credit right by means of litigation and arbitration, the borrower shall bear the lawyer fee, travel expense and other relevant fees incurred to the borrower.

Article 7: Loan guarantee

The loan under this contract is guaranteed by means of mortgage, while the guarantee contract is to be signed separately. If maximum amount guarantee is adopted, the guarantee contract number is: 42906200600004397.

Article 8: Settlement of disputes

In the case disputes occur during implementation of this contract, the borrower and the lender can either settle them via negotiation or according to first method below:

1. Litigation, which is under the jurisdiction of people’s court where the lender's domicile is located.

2. Arbitration. Submit the case to _______________________________ (full name of the arbitration body according to its arbitration rules).

During the process of litigation or arbitration, articles of this contract which are not involved in arbitration will still be executed.

Article 9: Other issues

Article 10: Effecting of the contract

This contract takes effect upon signing and stamping by the borrower and lender.

Article 11: Number of contract copies

This contact is made out in quintuplicate. The borrower, the lender, the guarantor, registration office of the Real Estate Administration Bureau and Bureau of State Land and Resources hold one original respectively, which shall have the same legal effect.

Article 12: Note

The lender has notified the borrower to have a comprehensive and accurate understanding of articles of this contract, and has explained corresponding articles as required by the borrower, thus both parties have a consistent understanding of this contract while signing the contract.

Borrower (SIGNATURE OR SEAL):	Lender (SIGNATURE OR SEAL):
Wuhan Blower Co., Ltd	Agricultural Bank of China Wuhan Qingshan Branch

Legal Representative	Responsible Person
or authorized agent:	or authorized agent:

/s/ Xu Jie	/s/ Piao Gonggang

Signing date: October 31, 2006
Signed at: Agricultural Bank of China Wuhan Qingshan Branch